Exhibit 10.6

               INDEMNIFICATION AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") is being entered into by and between CalbaTech, Inc., a Nevada corporation ("CTI" or "CalbaTech"), Molecularware, Inc., a Delaware corporation ("MW" or "Acquired Corporation") and the shareholders of MW that shall agree to exchange their stockholdings in accordance with the terms hereof. This Agreement shall become effective as of the latter date written in conjunction with the signatures affixed hereto (the "Effective Date").

     WHEREAS, CTI is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located at 18300 Von Karman, Suite 710, Suite 710, Irvine, CA 92612, and MW is a corporation organized and existing under the laws of the State of Delaware, with its principal business office located at One Broadway, 6th Floor, Cambridge, MA 02142. CTI and MW are collectively referred to herein as the "Constituent Corporations";

     WHEREAS, the authorized capital stock of CTI consists of two hundred million (200,000,000) shares of common stock, par value of one tenth of one cent ($0.001) per share, of which there are approximately eleven million four hundred thousand (11,400,000) shares are presently issued and outstanding.

     WHEREAS, the authorized capital stock of MW consists of thirty five million (35,000,000) shares of common stock, par value of one tenth of one cent ($0.001) per share, of which twelve million nine hundred ninety eight thousand and four hundred (12,998,400) shares are presently issued and outstanding and held by the shareholders of MW as set forth on Schedule 1 attached hereto.

     WHEREAS, pursuant to the terms of this Agreement, CTI will acquire all of the issued and outstanding shares of MW's capital stock from the shareholders of MW in exchange for 300,000 shares of CTI's common stock in a transaction intended to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code, such that immediately following such exchange, MW will become a wholly-owned subsidiary of CTI. In addition, CTI will issue certain debentures for the benefit of MW to satisfy existing liabilities of MW that are described on Schedule 2 attached hereto. The foregoing exchange and issuance, together with the other transactions contemplated herein, are collectively referred to herein as the "Transaction."

     WHEREAS, the respective Boards of Directors of CTI and MW, as well as their respective shareholders, where necessary, deem it desirable and in their best interests that the Constituent
Corporations enter into this Agreement and consummate the Transaction pursuant to the terms and conditions contained herein; and

     NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties agree as follows:

On May 31, 2003, or on such other date that the parties shall agree (the "Closing"):

1.  MW shareholders will transfer all MW stock to CTI.

2. CTI will issue three hundred thousand (300,000) shares (the "Shares") of its common stock to the MW shareholders pro rata in accordance with their respective percentage ownership of the MW stock. The exact number of Shares to be issued to each MW shareholder is set forth next to such shareholder's name on
Schedule 1 attached hereto.  No fractional shares shall be issued.

3. CTI will make available convertible debentures having an aggregate principal amount of six hundred thousand dollars ($600,000) (the "Convertible Debenture") to the management of MW for use in resolving the liabilities described on Schedule
2. The Convertible Debentures shall provide for (a) a maturity date of the second anniversary of the closing, (b) an interest rate of twelve percent (12%), compounded quarterly, and (c) the right to convert (exercisable at the holder's option at any time within 30 days following the effectiveness of a registration statement filed with respect to the shares of CTI's common stock into which the Convertible Debentures are convertible) the outstanding principal balance plus all accrued interest into common shares of CTI at a discounted rate equal to eighty-percent (80%) of the price of CTI's common shares at the time of conversion, it being understood and agreed that the right to convert is in lieu of the right to receive principal and interest. Each Convertible Debenture shall be in the form attached hereto as Schedule 3.

4. MW will, either at Closing or within ninety (90) days thereafter, confirm in writing to CTI that all of the liabilities described on Schedule 2 have been satisfied and are no longer outstanding or have otherwise been settled with the Convertible Debentures; and

5. CTI and MW will agree upon an operating budget for MW covering the next thirteen (13) month period.

                             ARTICLE I
                      EXCHANGE OF INTEREST

1.  Shareholder Approval.

     The Closing is contingent upon, among other things, the approval of the Transaction by the shareholders of MW. If less than 80% of all of the shareholders of MW shall fail to approve the Transaction by executing consents in form and substance satisfactory to CTI, the parties shall have the right to terminate this Agreement without penalty.

2.  Filings After Shareholder Approval.

     As soon as practicable after all conditions to the obligations of the parties to this Agreement to effect the exchange of interest shall have been satisfied or otherwise waived in writing, CTI shall file with the Nevada Secretary of State the documents, where necessary or required by Nevada Law, and take such other and future actions as may be required by Nevada law to make the exchange of interest effective. Notwithstanding any duties imposed hereby, the Transaction shall become effective upon Closing.

                                ARTICLE II
                  NAME AND CONTINUED CORPORATE EXISTENCE
                       OF ACQUIRED CORPORATION

     The corporate name of MW, the Acquired Corporation, whose corporate existence is to survive this exchange of interest and continue thereafter, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the exchange of interest.

                                 ARTICLE III
                           DIRECTORS AND OFFICERS
                           OF ACQUIRED CORPORATION

1.  Directors.

     Upon Closing, CTI agrees to take such corporate actions as are necessary to create a board of directors of MW consisting of five persons, and CTI agrees to vote its shares of MW stock to elect (a) at least two of such directors as instructed by MW's pre-closing board of directors, and (b) at least one other director from a pool of third-party industry experts mutually agreed upon by CTI and MW's pre-closing board of directors. CTI further agrees to vote its shares as described in the immediately preceding sentence for at least one year following the Closing and to refrain from taking any actions to either remove the directors elected pursuant to such sentence or to increase or decrease the number of members of the MW board of directors.

2.  Officers.

     The current officers of the newly formed MW Nevada, into which, post-Transaction, MW will be merged, shall resign and the Board of Directors, as provided for in Article III, Section 1, above, shall appoint the new officers of MW Nevada. Notwithstanding the forgoing, Richard Kivel shall be appointed Chief Executive Officer ("CEO") of MW and unless earlier removed in accordance with the provisions of his employment agreement with MW, shall remain as CEO for a period of not less than one-year from the date of the Closing.

                              ARTICLE IV
                   TERMS OF THE EXCHANGE OF SHARES

     At Closing, CTI will issue the Shares to MW's shareholders in the respective amounts set forth on Schedule 1, and MW and its shareholders shall take such steps as are necessary to transfer all shares of MW's capital stock to CTI. Such number of shares assume the consummation of a planned 14-for-1 reverse stock split of CTI common stock at an imputed per share valuation of no less than two dollars ($2.00) per share. The Shares issued shall be unregistered shares and the resale or other transfer thereof shall be subject to the restrictions set forth in SEC Rule 144. CTI agrees, at its own expense, to use its reasonable best efforts to file and obtain the effectiveness of a registration statement with respect to the Shares within twelve (12) months following the Closing. Holders of the Shares shall also have standard piggy-back registration rights, which means, among other things, that the Shares will be included for registration in the first registration statement filed by CTI after the Closing (other than the registration statement referred to in Article V). The Shares will, in any event, and be subject to ordinary and customary insider trading policies of CalbaTech.

                               ARTICLE V
                        OTHER TERMS OF PAYMENT

     CTI also agrees to make available the Convertible Debentures at Closing. CTI agrees, at its own expense, to use its reasonable best efforts to file and obtain the effectiveness of a registration statement with respect to the shares of common stock into which the Convertible Debentures are convertible prior to Closing or as soon thereafter as practicable.

     Convertible Debentures will be issued by CTI to satisfy the pre-existing liabilities of MW set forth on Schedule 2 in accordance with the instructions received from MW's pre-closing board of directors, and MW shall use its best efforts to satisfy such liabilities within 90 days of the effectiveness of the registration statement referenced in the immediately preceding paragraph. Notwithstanding the foregoing, any Convertible Debentures remaining after the end of such 90 day period shall be issued by CTI as follows:

     (1) to and in the name of MW in an aggregate amount equal to the aggregate amount of liabilities listed on Schedule 2 that have not then been satisfied, such Convertible Debentures to be sold as soon as practicable by MW, with the proceeds of such sale to be used solely for the purpose of spaying such unsatisfied liabilities; and

     (2) as to the remaining Convertible Debentures, in accordance with further instructions received from MW's pre-closing board of directors.

                              ARTICLE VI
                         ASSETS AND LIABILITIES

     Pursuant to, and in connection with the Article IV and Article V above, it is understood and agreed that MW is currently, and will continue to negotiate and settle any and all outstanding liabilities of MW such that, upon Closing, or within ninety (90) days thereafter if not so extended in writing by the Constituent Corporations, MW will have settled all outstanding liabilities or will have negotiated to an agreement with each creditor a payment plan to settle each and every liability of MW and will present to CTI a balance sheet as of Closing that will: either (i) be without liabilities at the time of Closing; or (ii) demonstrate settlement of such liabilities within said ninety (90) day cure period. It is understood and agreed that MW is an ongoing business and that obligations will continue to arise on an ongoing basis and that the balance sheet as presented to CTI is static and only intended to provide evidence that all outstanding debts that were inexistence at the time of the Closing have been satisfied. On the Closing, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall remain with each of the Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the exchange. It is understood and agreed to by MW that CTI is not, under any circumstances, assuming the existing debts, liabilities and/or obligations of MW. The parties respectively agree that from time to time, when requested by either party or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as either party may deem necessary or desirable in order to vest in and confirm to each of the respective parties or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                                 ARTICLE VII
                          CONDUCT OF BUSINESS BY MW

     Prior to Closing, MW shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business. It is understood and agreed to that MW shall continue to seek acquisitions, both tangible and intangible, as well as seek other sources of debt or equity funding that are in the best interest of MW, and as such, these activities are considered within its usual and ordinary course of business. Without limiting the generality of the above, MW shall not, except as otherwise consented to in writing by CTI or as otherwise provided in this Agreement:

1.  Amend its certificate of incorporation or its bylaws;

2. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock;

3. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

4. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the Transaction in amounts to be determined after the Effective Date;

5. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

6. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

7. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

8. Default in performance of any material provision of any material contract or other obligation; or

9.  Waive any right of any substantial value.

                                ARTICLE VIII
              WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of MW.

MW covenants, represents and warrants to CTI that:

a. It is, on the date of this Agreement and will be up to and including the Closing: (i) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Delaware; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

b. Its Board of Directors has and its shareholders have authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

c. To the best of MW's knowledge, it has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business;

d.  Except as contemplated by this Agreement and the preceding
Letter of Intent dated April 23th, 2003, other than what has already been disclosed to CTI, MW is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it;

e.  Except as contemplated by this Agreement and the preceding
Letter of Intent dated April 23th, 2003, the execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in: (i) a breach or violation of any provisions of or constitute a default under any license, mortgage, article of incorporation, bylaw, other similar agreement to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required; (ii) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company; or,
(iii) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

f. All federal, state and local tax returns required to be filed by it on or before the Closing will have been filed, and all taxes shown to be required to be paid on or before the Closing will have been paid;

g. All leases now held by it are now and will be on the Closing in good standing and not voidable or void by reason of any default whatsoever; and

h. MW has not been represented by any financial advisor other than Mr. John Ferrara in connection with the transaction contemplated.

2.  Representations and Warranties of CTI.

CTI covenants, represents and warrants to MW that:

a.  It is on the date of this Agreement, and will be on Closing
Date: (i) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

b. Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

c. It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

d. It is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it;

e. The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (2) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company, or, (3) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

f.  It is a fully reporting company under the Securities Exchange
Act of 1934, and is current in all its reporting requirements; and

g. CTI's common stock is listed and trading on the Over the Counter Bulletin Board (under the trading symbol "CLBE") and no restrictions have been imposed on the trading of these shares by the National Association of Securities Dealers, Inc. or any other regulatory body.

                                ARTICLE IX
                        CONSUMMATION OF EXCHANGE

     If the exchange contemplated is completed, all expenses incurred in consummating the plan of exchange shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by the party incurring the expense.

                                  ARTICLE X
                                MISCELLANEOUS

1.  Access to Books and Records.

     MW shall, before Closing, afford to the officers and authorized representatives of CTI free and full access to its books and records, and the officers of MW will furnish CTI with financial and operating data and other information as to the business and properties of MW as CTI shall from time to time reasonably request. CTI shall, before Closing, afford to the officers and authorized representatives of MW free and full access to its books and records, and the officers of CTI will furnish MW with financial and operating data and other information as to the business and properties of CTI as MW shall from time to time reasonably request. CTI and MW agree that, unless and until the merger contemplated by this Agreement has been consummated, CTI and MW and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated, CTI and MW will each return to the other party all data as the other party may reasonably request.

2.  Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

     Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

     That said, CTI shall produce, prior to the Closing or on such date as the Parties shall agree (but no later than July 15th, 2003), management contracts providing for incentive compensation consistent with the terms outlined in the previously executed Letter of Intent dated April 23rd, 2003 between the Constituent Corporations. In the event that the CEO of MW is terminated after the closing but prior to the signing of an agreeable management contract, that executive shall receive severance equal to one hundred and seventy five thousand dollars ($175,000).

11.  Notices.

     Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail by either the United States mail, postage prepaid, or by Federal Express or similar generally recognized overnight carrier to the Constituent Corporations at their respective addresses set forth in the recitals to this Agreement, and to MW's shareholders at their respective addresses set forth on Schedule 1, or to such other address as a party may communicate in writing to the other parties.

12.  Arbitration, Venue, Governing Law.

     This agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of Judicial Arbitration and Mediation Service ("JAMS"). This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby consent to adjudication under the commercial rules of JAMS. Said venue of the arbitration shall be in Orange County, California. Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Orange County, California. The Laws of the State of California shall govern all disputes regarding this matter. Any provision herein which is later determined to be in violation of any such laws shall be eliminated from the terms of this Agreement, and the remainder of this Agreement shall continue in full force and effect.

13.  Consents.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.



CTI:                                       MW:

Dated:________________________             Dated:_______________________

By:________________________________        By:___________________________
James DeOlden, Chief Executive Officer     Richard Kivel, Chief Executive
                                           Officer